EXHIBIT 10.1

SPECIAL COMPENSATION AGREEMENT

This Special Compensation Agreement (this “Agreement”) is made and entered into on May 24, 2017 (the “Effective Date”), by and between Triangle Petroleum Corporation, a Delaware corporation (the “Company”), and Ryan McGee (“Employee”). Employee and the Company are referred to collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Employee is currently employed by the Company; and

WHEREAS, the Company and Employee desire to set forth certain terms and conditions of his continued employment.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

1. For purposes of this Agreement:
(a)

“Cause” shall mean, from the Effective Date through the Repayment Lapse Date, Employee’s: (a) willful waste of material corporate assets as reasonably determined by the Company’s  Board of Directors,  (b) willful failure to substantially perform reasonably assigned lawful duties for more than ten (10) days after receiving written notice by the Company’s  Board of Directors of Employee’s  failure to substantially perform such duties,  (c) conviction of a felony or any crime involving fraud, larceny, embezzlement or moral turpitude, or (d) any material breach of this Agreement.

(b)

“Disability” shall mean any physical or mental disability or infirmity of Employee that has prevented the performance of Employee’s duties for a period of (i) sixty (60) consecutive days or (ii) ninety (90) non-consecutive days during the six (6) month period following the Effective Date.  Any question as to the existence, extent, or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld).  The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(c)

“Good Reason” shall mean, without Employee’s consent, (i) a reduction in Employee’s base salary, (ii) a failure of the Company to pay any compensation hereunder when due or to perform any other obligation of the Company hereunder, or (iii) a relocation of Employee’s principal place of employment to any place other than Denver, Colorado.

(d)

“Repayment Lapse Date” shall mean the earlier of (i) the six (6) month anniversary of the Effective Date, (ii) the date of a Reorganization, (iii) the date of a filing for liquidation of the Company pursuant to Chapter 7 of Title 11 of the United States Code by any party other than the Company, provided that the Company has not sought to convert the Chapter 7 case to a case under Chapter 11 of Title 11 of the United States Code within twenty (20) days of the involuntary filing, or (iv) the date upon which a voluntary case commenced by the Company pursuant to Chapter 11 of

Title 11 of the United States Code is converted to a case under Chapter 7 of Title 11 of the United States Code.
(e)

“Reorganization” shall mean (i) the effective date of a plan of reorganization pursuant to Chapter 11 of Title 11 of the United States Code for the restructuring or recapitalization of the Company’s balance sheet that is achieved, without limitation, through (A) settlement or forgiveness of a material portion of existing indebtedness, (B) conversion of a material portion of existing indebtedness into equity, (C) an exchange offer including the issuance of new securities in exchange for a material portion of existing indebtedness, or (D) other similar transaction or series of transactions, or (ii) the effective date of a liquidating plan pursuant to Chapter 11 of Title 11 of the United States Code following or in connection with the consummation of a sale of all or substantially all of the assets of the Company, on a consolidated basis, or a majority of the outstanding stock of the Company in one or more transactions.  For purposes of this definition, a material portion of existing indebtedness must include a majority of the Company’s outstanding unsecured funded indebtedness as of the Effective Date.

2. Effective as of the Effective Date, Employee shall be paid a monthly base salary, payable in accordance with the regular payroll practices of the Company, of USD $35,000.

3. In connection with his entry into this Agreement, the Company shall pay to Employee on or as soon as practicable and in any event within three (3) business days following the Effective Date a cash retention bonus in the amount of USD $150,000 (the “Retention Bonus”).

4. The Company, for itself and its predecessors, successors, subsidiaries, affiliates, and assigns, and each of their respective officers, directors, principals, stockholders, board members, committee members, employees, agents, and attorneys, voluntarily, knowingly, and intentionally releases and discharges the Employee and each of his affiliates, successors, heirs, subrogees, assigns, agents, partners, associates, attorneys, and representatives from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees) of every kind and description, whether known or unknown, suspected or unsuspected, from the beginning of time through the Effective Date.

5. The Employee, for himself and each of his affiliates, successors, heirs, subrogees, assigns, agents, partners, associates, attorneys, and representatives voluntarily, knowingly, and intentionally releases and discharges the Company and its predecessors, successors, subsidiaries, affiliates, and assigns, and each of their respective officers, directors, principals, stockholders, board members, committee members, employees, agents, and attorneys from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees) of every kind and description, whether known or unknown, suspected or unsuspected, from the beginning of time through the Effective Date.  The releases by the Parties contained in Sections 4 and 5 of this Agreement shall collectively be referred to as the “Mutual Releases”.  For the avoidance of doubt, the release contained in this Section 5 of the Agreement shall not constitute a release by Employee of any claims, actions, liabilities, demands, rights, damages, costs, or expenses arising under the terms of this Agreement, that certain Indemnification Agreement, dated March 22, 2016, between Employee and the Company, and the Company’s  indemnification obligations set forth in the Company’s Bylaws in effect on the Effective Date.

6. If Employee’s employment with the Company shall terminate before the Repayment Lapse Date for any reason other than a termination (i) by reason of death or Disability, (ii) by the Company without Cause, or (iii) by the Executive with Good Reason, the Mutual Releases contained in Sections 4 and 5 of this Agreement shall be null and void, and Employee shall repay to the Company within five (5) business days following such termination an amount equal to the Retention Bonus.

7. Employee’s employment by the Company shall remain “at-will” and shall be terminable by either the Company or Employee at any time for any reason.  Except as otherwise provided in this Agreement or as otherwise provided pursuant to applicable programs of the Company, Employee shall be entitled to no compensation by reason of his termination of employment.

8. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social security taxes, as shall be required by applicable law. Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement.

9. This Agreement constitutes the entire understanding and agreement of the Parties hereto regarding the subject matter hereof.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the Parties relating to the subject matter of this Agreement. Notwithstanding the foregoing, the Parties acknowledge and agree that Employee is entering into a release of claims by affiliates of Natural Gas Partners against Employee simultaneously with, in consideration of, and as a precondition to Employee entering into this Agreement.

10. Neither Employee nor the Company may assign its rights and obligations under this Agreement absent the prior written consent of the other Party.
11. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules.

12. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or electronic (including PDF or facsimile) signature.

[Signatures follow]

IN WITNESS WHEREOF, the undersigned have executed this Special Compensation Agreement as of the Effective Date.

TRIANGLE PETROLEUM CORPORATION

/s/ James Shein
By:	James Shein
Title:	Director and Chairman of the Compensation Committee

EMPLOYEE

/s/ Ryan McGee
Ryan McGee